EXHIBIT 16 TO FORM 8-K

December 19, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

    We have read Item 4 of Form 8-K dated December 19, 2001, of MSC.Software Corporation and are in agreement with the statements contained in the first and third paragraphs on page one therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

                      /s/ Ernst & Young LLP